Exhibit 97.1
Aebi Schmidt Holding AG
Clawback Policy
(Effective July 1, 2025)
1.0PURPOSE
As required pursuant to the listing standards of the Nasdaq Stock Market LLC (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act, the Board of Directors (the “Board”) of Aebi Schmidt Holding AG (“Aebi Schmidt”) has adopted this Compensation Clawback Policy (the “Policy”) to empower Aebi Schmidt to recover Covered Compensation (as defined below) erroneously awarded to a Covered Officer (as defined below) in the event of an Accounting Restatement (as defined below).
Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with applicable law, including the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to Aebi Schmidt’s Aebi Schmidt’s Group General Counsel.
2.0POLICY STATEMENT
Unless a Clawback Exception (as defined below) applies, Aebi Schmidt will recover reasonably promptly from each Covered Officer the Covered Compensation Received (as defined below) by such Covered Officer in the event that Aebi Schmidt is required to prepare an accounting restatement due to the material noncompliance of Aebi Schmidt with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Officer, Aebi Schmidt may forgo such recovery under this Policy from such Covered Officer.
3.0COVERED OFFICERS
For purposes of this Policy, “Covered Officer” is defined as any current or former “Section 16 officer” of Aebi Schmidt within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the Human Resources and Compensation Committee of the Board (the “Committee”). Covered Officers include, at a minimum,
Version 1.0Effective 1 July 2025Page 1 of #NUM_PAGES#

“executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.
4.0COVERED COMPENSATION
For purposes of this Policy:
•“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.
Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is Received after such Covered Officer begins service as a Covered Officer; (ii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iii) it is Received while Aebi Schmidt has a class of securities listed on a U.S. national securities exchange or national securities association.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and Aebi Schmidt will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.
•“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
•“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing Aebi Schmidt’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
•Incentive-Based Compensation is deemed “Received” in Aebi Schmidt’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Version 1.0Effective 1 July 2025Page 2 of #NUM_PAGES#

5.0RECOVERY PERIOD
For purposes of this Policy, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in Aebi Schmidt’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of Aebi Schmidt’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).
For purposes of this Policy, the “Trigger Date” as of which Aebi Schmidt is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that Aebi Schmidt is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs Aebi Schmidt to prepare the Accounting Restatement.
6.0CLAWBACK EXCEPTIONS
The Company is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):
•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and Aebi Schmidt has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);
•recovery would violate a Covered Officer’s home country law that was adopted prior to November 28, 2022 (provided that, before making any final determination as to the recovery of any amounts erroneously awarded, Aebi Schmidt obtains an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provides such opinion to the Stock Exchange); or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Aebi Schmidt, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
Version 1.0Effective 1 July 2025Page 3 of #NUM_PAGES#

7.0PROHIBITIONS
The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation.
8.0ADMINISTRATION AND INTERPRETATION
The Committee will administer this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.
The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under applicable law, including Section 409A of the Internal Revenue Code of 1986 and the Swiss Code of Obligations, each as amended, and as it deems necessary or desirable to recover any Covered Compensation.
Each Covered Officer, upon being so designated or assuming such position, is required to execute and deliver to Aebi Schmidt’s Chief Human Resources Officer an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by Aebi Schmidt from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with Aebi Schmidt in connection with any of such Covered Officer’s obligations to Aebi Schmidt pursuant to this Policy, and (iii) agreeing that Aebi Schmidt may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.
9.0DISCLOSURE
This Policy, and any recovery of Covered Compensation by Aebi Schmidt pursuant to this Policy that is required to be disclosed in Aebi Schmidt’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

Version 1.0Effective 1 July 2025Page 4 of #NUM_PAGES#

AEBI SCHMIDT HOLDING AG
Clawback Policy Acknowledgment and Consent
The undersigned hereby acknowledges that he or she has received and reviewed a copy of Aebi Schmidt Holding AG (the “Company”) Clawback Policy (the “Policy”) and Supplement Clawback Policy (“Supplemental Policy”) (together, the “Policies”), effective as of July 1, 2025, as adopted by Aebi Schmidt’s Board of Directors.
Pursuant to such Policies, the undersigned hereby:
•acknowledges that he or she has been designated as (or assumed the position of) a “Covered Officer” as defined in the Policies;
•acknowledges and consents to the Policies;
•acknowledges and consents to be bound by the terms of the Policies;
•agrees to fully cooperate with Aebi Schmidt in connection with any of the undersigned’s obligations to Aebi Schmidt pursuant to the Policies; and
•agrees that Aebi Schmidt may enforce its rights under the Policies through any and all reasonable means permitted under applicable law as Aebi Schmidt deems necessary or desirable under the Policies.

Name: ____________________________________________________

Signature: _________________________________________________

Date: _____________________________________________________
Version 1.0Effective 1 July 2025Page 5 of #NUM_PAGES#